Exhibit 99.1

To: Tungray Technologies Inc	March 1, 2024
#02-01, 31 Mandai Estate,
Innovation Place Tower 4,
Singapore 729933

Board of directors of Tungray Technologies Inc

Dear Sirs

RE: Singapore Legal Opinion on certain Singapore Law Matters

1	Introduction

1.1	We are lawyers qualified in the Republic of Singapore (“Singapore”) and as such, are qualified to issue this opinion on the laws and regulations of Singapore effective as of the date hereof.

1.2	We have acted as Singapore legal counsel to Tungray Technologies Inc, a Cayman Islands exempted company with limited liability (the “Company”) in connection with: (a) the proposed initial public offering (the “Offering”) on a firm commitment basis of 1,250,000 Class A Ordinary Shares (or 1,437,500 Class A Ordinary Shares if the underwriters exercise their over-allotment option in full), par value $0.0001 per share of the Company, as set forth in the registration statement on Form F-1 dated March 10, 2023 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”) in relation to the Offering; and (b) the proposed listing of such Class A ordinary shares on the Nasdaq Capital Market.

1.3	Capitalised terms not otherwise defined in this opinion shall have the meanings ascribed to them in the Registration Statement.

2	Documents

In rendering this opinion, we have examined copies of (a) the Registration Statement; and (b) certain other documents, corporate records, and certificates issued by, or searches conducted on the databases of, certain Singapore governmental agencies (the “Searches”) as we have considered necessary or advisable for the purpose of rendering this opinion (collectively the “Documents”). Where certain facts were not independently established and verified by us, we have relied upon statements issued or made by appropriate representatives of the Company and/or Tungray Technology Pte. Ltd., Tung Resource Pte Ltd and Tungray Singapore Pte. Ltd. (the “Singapore Subsidiaries”) (the “Statements”).

3	Assumptions

In rendering this opinion, we have made the following assumptions (the “Assumptions”):

(a)	all signatures, chops, stamps, seals and dates (if any) on all the Documents are genuine;

(b)	all Documents are authentic, up-to-date, complete and factually accurate, and all copies of the Documents made available to us are complete and conform with the originals;

(c)	each signature on behalf of a party to a Document is that of a person duly authorized by such party to execute the same;

(d)	each of the Documents constitutes legal, valid, binding and enforceable obligations on the parties thereto under their respective governing laws;

(e)	all Documents made available to us remain in full force and effect as of the date hereof and have not been revoked, superseded, terminated, revised, amended or supplemented in any manner after they were made available to us;

(f)	all Statements were when made, and up to the date hereof are, true, accurate, and not misleading in all respects;

(g)	all Documents required to be stamped have been properly stamped with sufficient duty or will be so stamped;

(h)	the records on file and available for public inspection of the Singapore Subsidiaries are true accurate and complete, the information disclosed by the Searches is true, accurate and complete, such information has not, since the dates on which such Searches have been conducted, been altered and such Searches did not fail to disclose any information which has been delivered for registration but did not appear on the public records at the date of the Searches;

(i)	other than as disclosed in the Searches, no corporate or other actions have been taken by any member of the Company, the Singapore Subsidiaries or any third-party, and no other steps have been taken or legal proceedings (other than in a Singapore court) instituted against any of the Singapore Subsidiaries, for its bankruptcy, insolvency or liquidation (howsoever defined) under the laws of any jurisdiction which may be applied to it, and no previous similar event has taken place with regard to any of the Singapore Subsidiaries;

(j)	there are no material facts which have not been disclosed to us, the omission of which would adversely affect the opinions in paragraph 4 hereof; and

(k)	no provision of any foreign law affects any of the opinions in paragraph 4 hereof. Insofar as the laws of any jurisdiction other than Singapore may be relevant, such laws have been complied with, and that insofar as any obligation under any Document reviewed by us is to be performed in a jurisdiction outside Singapore, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction.

3.2	The fact that we have made an assumption does not imply that we have made an inquiry or investigation to verify that assumption. No assumption is limited by any other assumption.

4	Opinion

Based on our review of the Documents, and subject to the Assumptions, the Qualifications (as defined below) and the disclosures in the Registration Statement, we are of the opinion that:

(a)	Each of the Singapore Subsidiaries has been duly incorporated as a private company limited by shares, and is validly existing under the laws of Singapore. Each of the Singapore Subsidiaries has the legal capacity to sue and be sued under its own name under the laws of Singapore, and has the requisite corporate capacity, power, authority and legal right to own and lease property and conduct its business under the laws of Singapore.

(b)	All statements set forth in the Registration Statement under the captions “Prospectus Summary”, “Risk Factors – Risks Related to Our Business and Industry”, “Use of Proceeds”, “Dividend Policy”, “Corporate History and Company Structure”, “Business – Environmental”, “Business – Employees”, “Government Regulations – Singapore Regulation”, “Service of Process and Enforceability of Civil Liabilities in Singapore” and “Notice to Prospective Investors in Singapore”, in so far as such statements constitute summaries of Singapore legal matters referred to therein, fairly summarise the matters described therein.

5	Qualifications

The opinions in paragraph 4 hereof are subject to the following qualifications (the “Qualifications”):

(a)	This opinion relates only to the laws of general application of Singapore as published at the date hereof and as currently applied by the courts of Singapore, and is given on the basis that it will be governed by and construed in accordance with the laws of Singapore. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than Singapore.

(b)	We express no opinion (i) on public international law or on the rules of or promulgated under any treaty or by any treaty organisation, (ii) on any taxation laws of any jurisdiction (including Singapore) or any tax consequences of any transactions contemplated by the Offering, or (iii) on any non-legal regulation or standard such as but not limited to accounting, financial or technical rules or standards.

(c)	No opinion is expressed on matters or statements of fact.

(d)	The Singapore courts may not give full effect to an indemnity for legal costs if such cost is in respect of unsuccessful litigation brought before a Singapore court or where the court has itself made an order for costs, or for criminal or tortious acts.

(e)	The Singapore courts may refuse to accept jurisdiction or stay proceedings in certain circumstances (including if there is an agreement to submit the matter for arbitration, if the matter concerned is res judicata, if litigation is pending in another forum on the same matter or if another forum is more convenient).

(f)	The rate of interest recoverable after judgment in the High Court of Singapore is limited to such rate as the High Court may order or in the absence of such order, to such rate as may be determined from time to time by the Chief Justice of the Court of Appeal of Singapore by order.

(g)	With respect to the Searches:

(i)	a notice of a winding-up order made or resolution passed or a receiver or judicial manager appointed may not be filed at Accounting and Corporate Regulatory Authority of Singapore immediately;

(ii)	the results from these Searches do not reveal information relating to members' voluntary winding up and appointment of a receiver which is not made pursuant to a court order;

(iii)	information on damages on defamation cases, damages on personal injuries and death cases, taxation, bankruptcy cases, winding up proceedings and admiralty are excluded;

(iv)	the results from these Searches do not reveal information relating to court proceedings which have been sealed by an order of court; and

(v)	the Searches do not reflect (i) any proceedings brought in other courts or tribunals (apart from the Supreme Court and State Courts of Singapore), or the Small Claims Tribunal of Singapore, whose jurisdiction is limited to actions for the recovery of sum(s) not exceeding S$20,000 (or S$30,000 if agreed to by the parties thereto by filing a memorandum of consent); (ii) any proceedings commenced by way of arbitration in Singapore; (iii) any litigation, arbitration proceedings or similar commenced outside of Singapore; or (iv) any mediation commenced in or outside of Singapore.

(h)	We have relied on the Searches which are electronic searches of public records. There may be errors in the public records or the public records may not be updated and we do not take responsibility for errors or omissions in such records. In particular, any search is conducted at a fixed point of time and will not reveal information filed with the relevant public registers immediately prior to, or after the time of such search, but not entered on the register.

(i)	The opinions herein are based solely on the Documents and the Statements provided to us as at March 1, 2024, and the Searches as at February 28, 2024 or March 1, 2024. We have not carried out any other enquiries, investigation, due diligence, review of documents, searches or participated in any other verification exercises whatsoever in relation to any of the matters set out herein. We undertake no responsibility to notify the Company of any change in the laws of Singapore after the date hereof.

(j)	Our opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter in connection with the Offering or otherwise.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the references to our name in such Registration Statement. This opinion is given for the sole benefit of the Company. Except for the purposes of filing this opinion with the Commission as an exhibit to the Registration Statement or otherwise related to the Offering, this opinion shall not be (a) transmitted to, or relied upon by, any other person or used for any other purpose, (b) quoted or referred to in any public document or filed with any governmental body or agency or stock or other exchange or with any other person, or (c) disclosed to any other person, without our express written consent.

Yours faithfully
/s/ Shook Lin & Bok LLP
Shook Lin & Bok LLP